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                                                                      Exhibit 99


                                  NEWS RELEASE


FOR IMMEDIATE RELEASE
CONTACT:  KEVIN T. COSTELLO  (614) 848-3995


             TEAM AMERICA CORPORATION RECEIVES OFFER TO BUY COMPANY
             ------------------------------------------------------

         WORTHINGTON, Ohio, July 28, 1999 /TEAM America Corporation (Nasdaq:
TMAM) received an offer to purchase all of its outstanding shares of common stock from an investor group lead by S. Cash Nickerson, a director and shareholder of TEAM America. On July 28, 1999, Mr. Nickerson filed a Schedule 13D with the Securities and Exchange Commission indicating his intent to acquire TEAM America on behalf of the investor group. Under the terms of the offer, shareholders would receive approximately $6.00 per share, payable either in cash or in cash and securities of MuchoCode.com, Inc.

         Kevin T. Costello, President and Chief Executive Officer of TEAM America, said "TEAM America will have no comment regarding Mr. Nickerson's offer until such time as our Board of Directors has had a chance to evaluate the offer in light of our current strategic plan."

         TEAM America Corporation is a professional employer organization ("PEO"). Through its "Partnering in Employment" arrangement with its clients, TEAM America provides outsourcing to small and medium sized businesses in the areas of human resource administration, regulatory compliance management, employee benefits administration, risk management services and employer liability protection, payroll and payroll tax administration and placement services. As a result, TEAM America relieves clients from these administrative responsibilities and liabilities so they can focus on their core business strategies.

         TEAM America has offices in Columbus, Cleveland, Dayton, Dover and Cincinnati, Ohio; Orlando, Florida; San Francisco Bay, Silicon Valley and San Diego, California; Troy, Michigan; Twin Falls, Idaho; Salt Lake City, Utah; Stevensville, Montana; Redmond, Oregon; Corinth, Mississippi and Selmer, Tennessee.

         TEAM America's corporate offices are located at 110 E. Wilson Bridge Road, Worthington, OH 43085. Phone: 614-848-3995; FAX: 614-848-7639; Toll Free:
800-962-2758. World Wide Web Address:www.teamamerica.com;
E-Mail:info@teamamerica.com .

Statements in this news release that are not historical facts are forward-looking statements. It is important to note that the Company's actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those suggested in the forward-looking statements is



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contained under the caption "Business-Risk Factors" in the Company's Annual
Report on Form 10-K for the year ended December 31, 1998 filed with the Securities and Exchange Commission, as the same may be amended from time to time. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results and shareholder values of the Company may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and values are beyond the Company's ability to control or predict. Shareholders are cautioned not to put undue reliance on forward-looking statements. In addition, the Company does not have any intention or obligation to update forward-looking statements after the date hereof, even if new information, future events, or other circumstances have made them incorrect or misleading. For those statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.







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